SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A
Amendment No. 2 to
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     January 1, 2010

ADAMIS PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

82-0429727
(Commission File Number: 0-26372)	(IRS Employer Identification Number)

2658 Del Mar Heights Rd, #555, Del Mar, CA 92014
(Address of executive offices and Zip Code)

(858) 401-3984
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment to Report on Form 8-K amends the original report on Form 8-K filed by the registrant on January 7, 2010, and is being filed to correct the date on the letter attached as exhibit 16.1 to the original Form 8-K, from January 6, 2009 to January 6, 2010.

Item 4.01                      Changes in Registrant’s Certifying Accountant

Effective January 1, 2010, Goldstein Lewin & Co. (“Goldstein Lewin”), our independent certifying accountant and the principal accountant engaged to audit our financial statements, consummated a sale of its attest practice to Mayer Hoffman McCann P.C. (“MHM") (the “Accounting Firm Transaction”).  By virtue of that Accounting Firm Transaction, MHM succeeded Goldstein Lewin as our independent certifying accountants.  The Board of Directors of the Company, functioning as the audit committee of the Board, has engaged MHM to serve as the Company’s new independent registered public accounting firm.

The audit report of Goldstein Lewin on our financial statements for the fiscal year ended March 31, 2009, dated June 30, 2009, indicated that the consolidated financial statements were prepared assuming the Company will continue as a going concern; that as discussed in the notes to the consolidated financial statements, the Company has incurred recurring losses from operations and has limited working capital to pursue its business alternatives; that these factors raised substantial doubt about the Company’s ability to continue as a going concern; that management’s plans with regard to these matters were also described in the notes to the consolidated financial statements; and that the 2009 and 2008 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Such audit report did not otherwise contain an adverse opinion or disclaimer of opinion or qualification.  During our two most recent fiscal years and the period thereafter through the date of the Accounting Firm Transaction, there were no disagreements with Goldstein Lewin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Goldstein Lewin, would have caused such entity to make reference to such disagreements in its reports.  During our two most recent fiscal years and through the date of the Accounting Firm Transaction, no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K) occurred that would be required by Item 304(a)(1)(v) to be disclosed in this report.

During our two most recent fiscal years and the period thereafter through the date of the Accounting Firm Transaction, neither we, nor anyone on our behalf, consulted MHM regarding:  (i) the application of accounting principles to a specific completed or proposed transaction; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).  However, MHM was previously the independent registered public accounting firm for Cellegy Pharmaceuticals, Inc.  Effective April 1, 2009, Adamis Pharmaceuticals Corporation, a private Delaware corporation (“Old Adamis”), completed a “reverse merger” business combination transaction with Cellegy Pharmaceuticals, Inc. (“Cellegy” and Cellegy before the effective time of the merger sometimes referred to as “Old Cellegy”).  The merger agreement relating to the transaction provided for the merger of a newly-created wholly owned subsidiary of Old Cellegy with and into Old Adamis, with Old Adamis continuing as the surviving corporation and as a wholly owned subsidiary of Old Cellegy.  Pursuant to the merger, each outstanding share of common stock of Old Adamis was converted into the right to receive one share of common stock of Old Cellegy.  Before the closing of the merger, Old Cellegy effected a reverse split of its outstanding shares of common stock.  By virtue of the merger and the reverse split transaction, the stockholders of Old Adamis were entitled to receive shares representing in excess of 90% of the outstanding shares of the combined company after the merger.  The merger transaction was completed on April 1, 2009.  In connection with the closing of the merger, the Company (Old Cellegy) changed its name to Adamis Pharmaceuticals Corporation and Old Adamis changed its name to Adamis Corporation.  The transaction was accounted for as a reverse merger, and the financial statements of Old Adamis became the financial statements of the Company for financial reporting purposes.

We have requested Goldstein Lewin to review the disclosures contained in this report and have asked them to furnish us with a currently dated letter addressed to the SEC containing any new information, clarification of the expression of our views or the respects in which it does not agree with the statements made by us in response to Item 304(a) of Regulation S-K. A copy of such letter is filed as an exhibit to this report.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits:
	16.1	Letter dated January 6, 2010, from Goldstein Lewin & Co. to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS, INC.

Dated:	January 11, 2010	By:	/s/ Robert O. Hopkins
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer